Exhibit 11


JAMES RIVER CORPORATION
of Virginia and Subsidiaries

COMPUTATION OF EARNINGS PER COMMON SHARE AND COMMON SHARE EQUIVALENT for the Quarters (13 weeks) Ended
March 27, 1994 and March 28, 1993
(in thousands, except per share amounts)

                                             First Quarter
PRIMARY:                                      1994            1993

Net loss applicable to common shares      $(15,288)       $(18,338)

Weighted average number of
  common shares and common
  share equivalents:
  Common shares outstanding                 81,630          81,579
  Issuable upon exercise of
    outstanding stock options
    and pursuant to a deferred
    stock award plan                           460             295
  Less assumed acquisition of
    common shares, using proceeds
    from stock options and the
    impact of a deferred stock
    award plan, under the
    treasury stock method                     (224)           (133)

                                            81,866          81,741

Primary loss per common share                $(.19)          $(.22)

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Exhibit 11 (continued)


JAMES RIVER CORPORATION
of Virginia and Subsidiaries

COMPUTATION OF EARNINGS PER COMMON SHARE AND COMMON SHARE EQUIVALENT for the Quarters (13 weeks) Ended
March 27, 1994 and March 28, 1993
(in thousands, except per share amounts)

                                             First Quarter
FULLY DILUTED:                                1994            1993

Net loss applicable to common shares      $(15,288)       $(18,338)

Weighted average number of
  common shares and common
  share equivalents:
  Common shares outstanding                 81,630          81,579
  Issuable upon exercise of
    outstanding stock options
    and pursuant to a deferred
    stock award plan                           460             311
  Less assumed acquisition of
    common shares, using proceeds
    from stock options and the
    impact of a deferred stock
    award plan, under the
    treasury stock method                     (224)           (145)

                                            81,866          81,745

Fully diluted loss per common share          $(.19)          $(.22)

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Exhibit 11 (continued)


                          JAMES RIVER CORPORATION
                        of Virginia and Subsidiaries

                   NOTES TO COMPUTATIONS OF EARNINGS PER
                  COMMON SHARE AND COMMON SHARE EQUIVALENT


        Primary earnings per common share is computed by dividing net income, after deducting dividends on outstanding preferred shares, by the weighted average number of common shares and dilutive common share equivalents outstanding during the period. Common share equivalents consist of shares issuable pursuant to stock options and a deferred stock award plan, and are calculated using an average market price for the period.

        Fully diluted earnings per common share is computed using the same method as for the primary computation except that (i) common share equivalents are computed using the higher of the market price at the end of the period or the average market price for the period, and (ii) the average number of common shares and dilutive common share equivalents outstanding is increased by the assumed conversion, if dilutive, of the Company's Series K $3.375 Cumulative Convertible Exchangeable Preferred Stock (the "Series K"), its Series L $14.00 Cumulative Convertible Exchangeable Preferred Stock (the "Series L"), and its Series N $14.00 Cumulative Convertible Exchangeable Preferred Stock (the "Series N").
The conversions of the Series K, the Series L, and the Series N have not been assumed for the periods presented, as such conversions are not dilutive.